UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     December 30, 2010

CHINA DIRECT INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 Fairway Drive, Suite 200, Deerfield Beach, FL	33441
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(954) 363-7335

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On December 30, 2010, China Direct Industries, Inc. (the “Company”) entered into an engagement letter (the “Engagement Letter”) with Rodman & Renshaw, LLC (“Rodman”) relating to the Company’s registered offer and sale of shares of its common stock and warrants to purchase its common stock.  A copy of the Engagement Letter is attached hereto as Exhibit 10.54.

The Company also entered into a Securities Purchase Agreement with the investors who are signatories to this agreement.  The Securities Purchase Agreement relates to the issuance and sale in a public offering by the Company of an aggregate of 2,222,223 shares of its common stock, at a price of $1.80 per share (the “Shares”) and common stock purchase warrants (the “Warrants”) to purchase up to an additional 777,778 shares of common stock.  It is anticipated that the transaction will close on January 4, 2011.  At closing, the Company will receive gross proceeds of approximately $4 million before placement agent fees and other expenses.  The Securities Purchase Agreement contains representations, warranties, and covenants of the Company and the investors that are customary for transactions of this type. The Securities Purchase Agreement is attached hereto as Exhibit 10.55.

The Warrants will be exercisable beginning six months after the issuance date at an exercise price of $2.00 per share until July 4, 2016. The Warrants may become exercisable on a cashless basis if we fail to maintain the effectivenss of our registration statement.  The exercise price and number of shares issuable upon exercise are subject to adjustment in the event of stock splits or dividends, business combinations, rights offerings, sale of assets or other similar transactions.  The Warrants are not exercisable to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the exercise of the Warrants would result in the beneficial ownership by holder of more than 4.99% of our then outstanding common stock.  This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us.

     With regard to the anti-dilution rights included in the Warrant, Section 3(a) provides that the Warrants are subject to customary pro rata anti-dilution provisions for stock splits or recapitalizations.  The exercise price and the number of shares of common stock are subject to adjustment in the event of stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock.  Section 3(c) of the Warrants provides for a price adjustment to the Warrant exercise price on a limited weighted average basis in the event the Company issues any securities in a rights offering or other special distribution to our common shareholders at a price below the VWAP of the Company’s common stock on the date of issuance. Section 3(e) of the Warrants provides that in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property or we consummate a sale of substantially all of our assets, then following that event, the holders of outstanding Warrants may be entitled to receive upon exercise of the Warrants securities which the holders would have received if they had exercised their Warrants prior to such reorganization event or the repurchase of the Warrant by us for cash; or, in the event we go private, the holders may require us to repurchase the Warrants for cash.

A copy of the form of Warrant is attached hereto as Exhibit 4.3.

Pursuant to the Engagement Letter, Rodman will receive a cash fee payable immediately upon the closing of 5% of the aggregate gross proceeds.  We also agreed to reimburse Rodman for its expenses equal to 1% of aggregate gross proceeds, up to a maximum of $25,000.

The description of the offering provided herein is qualified in its entirety by reference to the Engagement Letter, the Securities Purchase Agreement and the Warrant which are attached hereto as exhibits.  We have filed with the Securities and Exchange Commission the Engagement Letter, the Securities Purchase Agreement and the Warrant in order to provide investors and the Company’s stockholders with information regarding their respective terms and in accordance with applicable rules and regulations of the SEC.  Each agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties.  The provisions of the Engagement Letter and the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in our filings with the SEC.

The Shares and Warrants will be issued pursuant to a prospectus supplement to be filed with the SEC pursuant to Rule 424(b)(5) under the Securities Act of 1933 as part of a shelf takedown from the Company’s registration statement on Form S-3 (File No. 333-151648), including a related prospectus, which was declared effective by the SEC on August 1, 2008.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

4.3	Form of $2.00 Common Stock Purchase Warrant
5.1	Opinion of Schneider Weinberger & Beilly LLP
10.54	Engagement Letter dated December 30, 2010 between China Direct Industries, Inc. and Rodman & Renshaw, LLC
10.55	Form of Securities Purchase Agreement dated December 30, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA DIRECT INDUSTRIES, INC.

Date: January 4, 2011	By: /s/ Lazarus Rothstein
Lazarus Rothstein, Executive Vice President and General Counsel